Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”) is made and entered into as of February 10, 2019 by and among Colony Capital, Inc., a Maryland corporation (the “Company”), and Blackwells Capital LLC, a Delaware limited liability company (“Investor”), with respect to the matters set forth below. Each of the Company and Investor shall be deemed a “Party” to this Agreement, and collectively, shall be deemed the “Parties”. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in paragraph 14 below. In consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.	Board Composition Matters.

a)
Size of Board. As promptly as practicable following the execution of this Agreement (and in any event, within two (2) business days after the date hereof), the Board of Directors of the Company (the “Board”) shall take all action necessary to increase the size of the Board to create a sufficient number of vacant seats to be filled by the New Directors (as defined below) pursuant to paragraph 1(b) below.

b)
New Directors. As promptly as practicable following the execution of this Agreement (and in any event, within two (2) business days after the date hereof), the Board will take all action necessary to appoint Raymond C. Mikulich and Craig M. Hatkoff to the Board (the “Initial New Directors”). In addition to the Initial New Directors, promptly following the execution of this Agreement, each of Investor and the Company shall use its commercially reasonable efforts to mutually agree as soon as reasonably practicable on one (1) additional person to be appointed to the Board and the Board will take all action necessary to promptly appoint such person (the “Additional New Director” and together with the Initial New Directors, the “New Directors”) to the Board, it being understood, for the avoidance of doubt, that should Investor and the Company not come to a mutual agreement on such Additional New Director by forty-five (45) days from the date hereof, Investor shall identify and list five (5) alternative potential candidates to serve as the Additional New Director, each of whom shall (i) qualify as Independent, (ii) satisfy the Company’s corporate governance guidelines, and (iii) have applicable experience or expertise in business pertaining to that conducted by the Company (the foregoing (i)-(iii), the “New Director Criteria”), and the Board shall promptly (but in any event, within five (5) business days after the submission of such list) select one (1) such candidate from such list that is reasonably acceptable to the Board to serve as the Additional New Director unless the Board reasonably determines in good faith that none of the potential candidates are reasonably acceptable to the Board (in which such case Investor shall be entitled to submit an additional list of five (5) candidates until an Additional New Director is appointed). The Board shall include any New Directors as nominees for the Board in the proxy statement for the Company’s 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”) and, in accordance with the requirements of paragraph 7, shall recommend and solicit proxies for the election of the New Directors at the 2019 Annual Meeting.

2.
Strategic Asset Review Committee. As promptly as practicable following the execution of this Agreement, the Board shall take all action necessary to form a committee of the Board to review, evaluate and make recommendations to the Board on issues relating to the Company’s assets and business configuration (the “Strategic Asset Review Committee”). The Board shall take all necessary steps to cause the Strategic Asset Review Committee to adopt a charter (the “Strategic Asset Review Committee Charter”) as promptly as practicable following its formation that provides, among other things, that the responsibilities of the Strategic Asset Review Committee include: (i) conducting a comprehensive review and evaluation of all of the Company’s assets, businesses and business configuration; (ii) assisting and advising on a long-term plan to optimize the Company’s assets, businesses, and business configuration; (iii) providing the Board with periodic updates summarizing its progress to date; and (iv) from time to time as it determines appropriate, making recommendations to the Board regarding actions to be considered in furtherance of the Strategic Asset Review Committee’s purpose. The Strategic Asset Review Committee will be empowered to hire additional advisors, as necessary, to assist in its review. The Board shall cause the membership of the Strategic Asset Review Committee to include each of the Initial New Directors (or any of their replacements contemplated by paragraph 5 or paragraph 6) as well as the following members of the Board: Douglas Crocker II, Nancy A. Curtin and Justin Metz. The Board shall cause each of the Initial New Directors (or any of their replacements contemplated by paragraph 5 or paragraph 6) to remain a member of the Strategic Asset Review Committee until at least the Expiration Date. The Company shall cause the Strategic Asset Review Committee to be comprised of not more than five (5) members from its formation until the Expiration Date.

3.
Withdrawal of Investor Director Nominees. Conditioned upon and subject to the appointment to the Board of the Initial New Directors, Investor irrevocably withdraws the nomination of the slate of directors previously put forth in that certain letter to the Company dated November 30, 2018 in connection with the 2019 Annual Meeting (the “Notice”), and any related materials or notices submitted to the Company in connection therewith or related thereto, and agrees not to make any other nominations for election at the 2019 Annual Meeting.

4.
New Director Agreements, Arrangements and Understandings. Investor represents that as of the date of this Agreement neither it nor any of its Affiliates is a party to any agreement, arrangement or understanding, written or oral, with any Initial New Director regarding such Person’s service on the Board or any committee thereof (including without limitation pursuant to which such Person would be compensated by any Person (whether Investor, the Company or otherwise) for his or her service as a director on the Board or any committee thereof). Investor agrees that neither it nor any of its Affiliates shall enter into any agreement, arrangement or understanding, written or oral, with any New Director (including replacement candidates contemplated by paragraph 5 or paragraph 6) regarding such Person’s service on the Board or any committee thereof (including without limitation pursuant to which such Person would be compensated by any Person (whether Investor, the Company or otherwise) for his or her service as a director on the Board or any committee thereof).

5.
New Director Replacement. If a New Director resigns, refuses or is unable to serve or fulfill his or her duties as a director for any reason, in each case prior to the Expiration Date, and at such time Investor’s beneficial ownership is at least the lesser of (a) 1.0% of the Company’s then-outstanding Common Stock or (b) Voting Securities representing 4,903,114 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations, and similar adjustments) (the “Ownership Threshold”) and the Company has not delivered written notice to Investor of a material breach of this Agreement by Investor that has not been cured by Investor, then each of Investor and the Company shall use its commercially reasonable efforts to mutually agree as soon as reasonably practicable on a replacement director who (a) qualifies as Independent, and (b) satisfies the Company’s corporate governance guidelines with respect to director nominations. Subject to paragraph 6 of this Agreement, the Board shall promptly take all actions necessary to appoint such replacement director candidate to the Board.

Any replacement director candidate for a New Director shall be appointed to the Board to serve the unexpired term of the departed New Director, and shall be considered a New Director for all purposes of this Agreement. Except as provided in this Agreement, any other vacancies or openings to be filled on the Board, or any committee thereof created, shall be filled by the Board in accordance with the Company’s Amended and Restated Bylaws (the “Bylaws”) upon the recommendation of the Nominating and Corporate Governance Committee.

6.
New Director Information. As a condition to the appointment of each New Director to the Board, the New Director shall provide any information the Company reasonably requires, including information required to be disclosed in a proxy statement or other filing under applicable law, stock exchange rules or listing standards, information in connection with assessing eligibility and independence of directors or satisfying compliance and legal obligations, and shall consent to appropriate background checks, to the extent, in each case, consistent with the information and background checks required by the Company in accordance with past practice with respect to all other independent members of the Board. If, following the date of this Agreement, the Board becomes aware that a New Director has committed, been indicted or charged with, or made a plea of nolo contendre to a felony or a material misdemeanor involving moral turpitude, deceit, dishonesty or fraud, then the Board may request that such New Director submit his or her resignation, and, in such case, Investor shall express its belief to such New Director that it is appropriate for such New Director to resign from the Board. Upon any such resignation prior to the Expiration Date, if Investor’s beneficial ownership is at least the Ownership Threshold and the Company has not delivered written notice to Investor of a material breach of this Agreement by Investor which has not been cured by Investor, each of Investor and the Company shall use its commercially reasonable efforts to mutually agree as soon as reasonably practicable on a replacement director in accordance with paragraph 5 of this Agreement.

7.
Company Recommendations at the 2019 Annual Meeting. In connection with the 2019 Annual Meeting (and any adjournments or postponements thereof), the Company shall recommend (and shall not change such recommendation in a manner adverse to the New Directors) that the Company’s stockholders vote in favor of the election of each of the Board’s nominees (including the New Directors), solicit proxies for each of the Board’s nominees (including the New Directors), cause all shares of Common Stock represented by proxies granted to it (or any of its officers, directors or representatives) that do not specify a vote with respect to the election of the Board to be voted in favor of each of the Board’s nominees (including the New Directors) and otherwise support the New Directors for election in a manner no less rigorous and favorable than the manner in which the Company supports the Board’s other director nominees.

8.
Voting of Investor’s Shares. In connection with the 2019 Annual Meeting (and any adjournments or postponements thereof), Investor shall cause to be present for quorum purposes and vote or cause to be voted all shares of Common Stock beneficially owned by it or its controlling or controlled Affiliates which it is entitled to vote on the record date for the 2019 Annual Meeting (a) in favor of the election of all of the director nominees recommended for election by the Board and (b) in accordance with the Board’s recommendation on all other proposals; provided however, that notwithstanding anything to herein to the contrary, with respect to proposals opposed by either Institutional Shareholder Services Inc. (ISS) or Glass Lewis, Investor and its controlling or controlled Affiliates may vote their shares in the sole discretion of Investor or its controlling or controlled Affiliates, as applicable.

9.
Company Policies. Investor acknowledges that the New Directors, upon election to the Board, shall serve as members of the Board and shall be governed by the same protections and obligations currently existing regarding confidentiality, conflicts of interest, related party transactions, fiduciary duties, codes of conduct, trading and disclosure policies, director resignation policy, and other governance guidelines and policies of the Company as other directors (collectively, “Company Policies”) and as required by law, and shall be required to preserve the confidentiality of Company business and information, including discussions or matters considered in meetings of the Board or Board committees, and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all non-management directors of the Company. The Company has made available to the Initial New Directors copies of the Company Policies as in effect on the date of this Agreement (other than with respect to general fiduciary obligations) prior to the date of this Agreement. The Company will make available to the Additional New Director copies of the Company Policies as in effect on the date of the appointment of such Additional New Director to the Board (other than with respect to general fiduciary obligations) prior to the date of such appointment.

10.
Press Release; SEC Filings. Promptly following the execution and delivery of this Agreement, the Company shall issue the press release in the form attached as Exhibit A (the “Company Press Release”). Promptly following the execution and delivery of this Agreement, the Company will file a Current Report on Form 8-K, which will report the entry into this Agreement and file the Agreement as an exhibit thereto. Investor shall, and shall cause its respective Affiliates and Associates to, cause any public filings or public announcements or statements that reference the entry into this Agreement or the actions contemplated to be taken in connection with the entry into this Agreement or are otherwise made in connection therewith, to (a) be consistent with the Company Press Release and the terms of this Agreement and (b) take into account any reasonable comments made by the Company prior to the filing or making thereof.

11.
Standstill. From the date of this Agreement until the Expiration Date or until such earlier time as the restrictions in this paragraph 11 terminate pursuant to the terms of this Agreement (such period, the “Restricted Period”), Investor shall not, and shall cause its Affiliates and Associates and their respective principals, directors, general partners, officers, employees, and agents and representatives acting on their behalf (collectively, the “Restricted Persons”) not to, directly or indirectly, absent prior express written invitation or authorization on behalf of the Board:

a)
engage in any “solicitation” (as such term is defined under the Securities Exchange Act of 1934, as amended and the rules promulgated thereunder (the “Exchange Act”)) of proxies or consents with respect to the election or removal of directors or any other matter or proposal or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any such solicitation of proxies or consents;

b)
knowingly encourage, advise or knowingly influence any Third Party or knowingly assist any Third Party in so knowingly encouraging, advising or knowingly influencing any Third Party with respect to the giving or withholding of any proxy, consent or other authority to vote (other than such encouragement, advice or influence that is consistent with the Board’s recommendation in connection with such matter);

c)
form, join or act in concert with any partnership, limited partnership, syndicate or other group, including a “group” as defined pursuant to Section 13(d) of the Exchange Act and the rules promulgated thereunder, with any entity or person unaffiliated with Investor and with respect to any Voting Securities;

d)
make or in any way participate, directly or indirectly, in any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale of a division, sale of substantially all assets, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the Company or any of its subsidiaries or its or their securities or assets (each, an “Extraordinary Transaction”) (it being understood that the foregoing shall not restrict Investor or any of its Affiliates or Associates from tendering (or failing to tender) shares, receiving payment or other consideration for shares, voting its shares “for” or “against” any Extraordinary Transaction, or otherwise participating in any such transaction on the same basis as other stockholders of the Company, or from participating in any such transaction that has been approved by the Board);

e)
(i) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board (except as otherwise permitted in this Agreement), (ii) seek, alone or in concert with others, or knowingly encourage any Person to seek, the removal of any member of the Board, or (iii) request that, or knowingly encourage any Person to request that, the Company call any meeting of the Company’s stockholders, (iv) present any matter at any meeting of the Company’s stockholders, or (v) conduct, or knowingly encourage any Person to conduct, a referendum of the Company’s stockholders; provided, however, that nothing in this Agreement shall prevent Investor or its Affiliates or Associates from taking actions in furtherance of identifying director candidates in connection with the 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”) so long as such actions do not create a public disclosure obligation for Investor or the Company and are undertaken on a basis reasonably designed to be confidential and in accordance in all material respects with Investor’s normal practices in similar circumstances;

f)	make or be the proponent of any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise);

g)
make any request for stock list materials or other books and records of the Company under the Maryland General Corporation Law or other statutory or regulatory provisions providing for stockholder access to books and records;

h)
except as set forth herein, make any public proposal with respect to (i) any change in the number or term of directors or the filling of any vacancies on the Board, (ii) any material change in the capitalization of the Company, (iii) any other material change in the Company’s management, business or corporate structure, or (iv) any waiver, amendment or modification to the Company’s Charter or Bylaws;

i)	enter into any negotiations, agreements or understandings with any Third Party to take any action that Investor is prohibited from taking pursuant to this paragraph 11;

j)
make, directly or indirectly, any proposal, either alone or in concert with others, to the Company or the Board that would reasonably be expected to require a public announcement inconsistent with the provisions of this paragraph 11; or

k)
make any public request or submit any public proposal, directly or indirectly, to amend or waive the terms of this Agreement, in each case which would reasonably be expected to require a public announcement of such request or proposal;

provided, that the restrictions in this paragraph 11 shall terminate automatically upon the earliest of (i) the Expiration Date, (ii) the announcement by the Company of a definitive agreement with respect to any Extraordinary Transaction that would directly or indirectly result in the acquisition of beneficial ownership by any person or group of more than 50% of the Voting Securities or all or substantially all of the Company’s assets, (iii) the commencement of any tender or exchange offer (by a person other than Investor or its Affiliates) which, if consummated, would constitute an Extraordinary Transaction that would directly or indirectly result in the acquisition of beneficial ownership by any person or group of more than 50% of the Voting Securities, where the Company files a Schedule 14D-9 (or any amendment thereto), other than a “stop, look and listen” communication by the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act, that does not recommend that the Company’s stockholders reject such tender or exchange offer, or (iv) as a non-exclusive remedy for any material breach of this Agreement by the Company (including, without limitation, a failure to appoint any New Director and otherwise constitute the Board in accordance with paragraph 1 or a failure to form the Strategic Asset Review Committee and otherwise constitute such committee in accordance with paragraph 2 and adopt the Strategic Asset Review Committee Charter, a failure to appoint a replacement in accordance with paragraph 5, or a failure to issue the Company Press Release in accordance with paragraph 10), upon ten (10) business days’ prior written notice by Investor following any such material breach of this Agreement by the Company if such breach has not been cured within such notice period, provided that Investor is not in material breach of this Agreement at the time such notice is given.
During the Restricted Period, the Company shall not adopt and shall not propose the adoption of any amendment to the Company’s Charter or Bylaws that would reasonably be expected to impair the ability of a stockholder to submit nominations for election to the Board or stockholder proposals in connection with any future annual meeting of stockholders of the Company, and nothing contained in this paragraph 11 shall prevent Investor from (i) privately communicating with the Company or the Board, and (ii) making any public or private statement or announcement with respect to an Extraordinary Transaction that is publicly announced by the Company or a Third Party. Nothing in this Agreement shall prevent (a) the Company from responding to such Investor statements described in clause (ii) of the preceding sentence, subject to the obligations of the Parties under paragraph 12, or (b) the Company or Investor from making any factual statement as required by applicable legal process, subpoena, or legal requirement or as part of a response to a request for information from any governmental authority with jurisdiction over the Party from whom information is sought (so long as such request did not arise as a result of discretionary acts by Investor or any of its Affiliates or by the Company or any of its Affiliates, as applicable). Notwithstanding anything to the contrary in this Agreement, nothing in this paragraph 11 shall prohibit or restrict a New Director from exercising his or her rights and fiduciary duties as a director of the Company or restrict his or her discussions solely among other members of the Board and/or management, advisors, representatives or agents of the Company.

12.
Non-Disparagement. During the Restricted Period, the Company and Investor shall each refrain from making, and shall cause their respective Affiliates not to make or cause to be made, any statement or announcement, including in any document or report filed with or furnished to the SEC or through the press, media, analysts or other persons, that constitutes an ad hominem attack on, or otherwise disparages, defames, slanders, impugns or damages the reputation of, (a) in the case of statements or announcements by any of Investor or its Affiliates, the Company or any of its Affiliates, subsidiaries or advisors, or any of its or their respective current or former officers, directors or employees, and (b) in the case of statements or announcements by any of the Company or its Affiliates, Investor or any of its Affiliates, advisors or representatives, or any of their respective employees or any person who has served as an employee of Investor and Investor’s Affiliates or advisors. The foregoing shall not (i) restrict the ability of any Person to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the Party from whom information is sought, or (ii) apply to any private communications between Investor, its respective Affiliates and its and their respective principals, directors, members, general partners, officers and employees.

13.
Securities Laws. Investor hereby acknowledges that it and its Affiliates are aware that United States securities laws may restrict any person who has material, non-public information about a company from purchasing or selling any securities of such company while in possession of such information.

14.
Defined Terms. As used in this Agreement, the term (a) “Affiliate” and “Associate” shall each have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act (provided, that the term “Associates” in such definition shall be deemed to be preceded by the word “controlled”) and shall include Persons who become Affiliates of any Person subsequent to the date of this Agreement; provided, that “Affiliates” of a Person shall not include any entity, solely by reason of the fact that one or more of such Person’s employees or principals serves as a member of its board of directors or similar governing body, unless such Person otherwise controls such entity (as the term “control” is defined in Rule 12b-2 promulgated by the SEC under the Exchange Act); (b) “beneficially own”, “beneficially owned” and “beneficial ownership” shall have the meaning set forth in Rules 13d-3 and 13d-5(b)(l) promulgated under the Exchange Act; (c) “business day” shall mean any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed; (d) “Common Stock” means the Class A common stock, par value $0.01, of the Company; (e) “Independent” means that a Person (x)  (i) shall not be an employee, director, general partner, manager or other agent of Investor or of any Affiliate of Investor and (ii) shall not be a material limited partner, material member or other material investor in Investor or any Affiliate of Investor, and (y) shall be an independent director of the Company under the Company’s independence guidelines, applicable law and the rules and regulations of the SEC and New York Stock Exchange; (f) “Person” shall be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure; (g) “SEC” means the U.S. Securities and Exchange Commission; (h) “Third Party” means any Person that is not (I) a party to this Agreement or an Affiliate or Associate thereof, (II) a member of the Board, (III) a director or officer of the Company, or (IV) legal counsel to any party to this Agreement; and (i) “Voting Securities” shall mean the shares of Common Stock of the Company and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies.

15.
Investor’s Representations and Warranties. Investor represents and warrants that (a) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of Investor, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (b) Investor has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement; (c) Investor has, and at all relevant times shall have, the requisite power and authority to cause each of its Affiliates and Associates to comply with the terms hereof applicable to such Affiliates and Associates; (d) the execution and delivery by Investor of this Agreement and the performance of Investor’s obligations hereunder does not and will not violate any law, any order of any court or other agency of government, the organizational documents of Investor, or any provision of any agreement or other instrument to which Investor or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such indenture, agreement or other instrument; and (e) Investor and its Affiliates, beneficially or economically own, directly or indirectly, at least the number of shares of Common Stock as indicated on the Notice (including (i) shares that such Person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional, (ii) shares of which such Person has economic ownership pursuant to a cash settled call option or other derivative security, contract or instrument related to the price of shares of Common Stock, (iii) shares over which such Person controls or owns the voting power and (iv) the extent to which such Person has entered into a derivative or other agreement, arrangement or understanding that directly hedges or transfers, in whole or in part any of the economic consequences of ownership of such shares)), and such shares of Common Stock constitute all of the Common Stock beneficially or economically owned by Investor or Affiliate thereof or in which Investor or Affiliate thereof has any interest or right to acquire or vote, whether through derivative securities, voting agreements or otherwise.

16.
Company Representations and Warranties. The Company represents and warrants that (a) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; (b) this Agreement does not require the approval of the stockholders of the Company; and (c) this Agreement does not and shall not violate any law, any order of any court or other agency of government, the Company’s Charter or Bylaws, each as may be amended from time to time, or any provision of any agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such indenture, agreement or other instrument.

17.
Termination. This Agreement shall terminate on the earlier of (i) the date that is 30 days prior to the expiration of the Company’s advance notice period for the nomination of directors at the 2020 Annual Meeting and (ii) one year from the date of this Agreement (the “Expiration Date”). Notwithstanding the foregoing, this paragraph 17 and paragraphs 18 through 26 shall survive the termination or expiration of this Agreement.

18.
Specific Performance. The Company and Investor each acknowledge and agree that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach hereof, (a) the non-breaching Party will be entitled to seek injunctive and other equitable relief, without proof of actual damages; (b) the breaching Party will not plead in defense thereto that there would be an adequate remedy at law; and (c) the breaching Party agrees to waive any applicable right or requirement that a bond be posted by the non-breaching Party. Such remedies will not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity.

19.
Entire Agreement; Successors and Assigns; Amendment and Waiver. This Agreement (including its exhibits and schedules) constitutes the only agreement between Investor and the Company with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party. Any purported transfer without such consent shall be void. No amendment, modification, supplement or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the Party affected thereby, and then only in the specific instance and for the specific purpose stated therein. Any waiver by any Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

20.
Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

21.
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland. Each of Investor and the Company (a) irrevocably and unconditionally consents to the personal jurisdiction and venue of the federal or state courts located in the city of Los Angeles, California (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it shall not bring any action relating to this Agreement or otherwise in any court other than such courts; and (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum. The Parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in paragraph 23 or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof. Each of the Parties, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right that such Party may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement, or any of the transactions contemplated thereby, or any course of conduct, dealing, statements (whether oral or written), or actions of any of them. No Party shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

22.	Parties in Interest. This Agreement is solely for the benefit of the Parties and is not enforceable by any other Person.

23.
Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein, and all legal process in regard hereto, will be in writing and will be deemed validly given, made or served when received via email, delivered in person, one business day after being sent by overnight courier or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested) as follows:

If to the Company to:

Colony Capital, Inc.
515 S. Flower Street, 44th Floor
Los Angeles, CA 90071
Attn:    Director, Legal Department
Email: legal@clny.com

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP
555 13th Street NW
Washington, DC 20004
Attn:    David W. Bonser and Joseph E. Gilligan
Email: david.bonser@hoganlovells.com and
joseph.gilligan@hoganlovells.com

If to Investor:

Blackwells Capital LLC
600 Madison Avenue, 18th Floor
New York, New York 10022
Attn:    Susie Fiscus
Email: sfiscus@vandewater.com

with a copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022

Attn:	Eleazer Klein
Email: eleazer.klein@srz.com

At any time, any Party may, by notice given in accordance with this paragraph 23 to the other Party, provide updated information for notices hereunder.

24.
Expenses. Investor has submitted documentation of its actual out-of-pocket third-party professional fees and expenses incurred in connection with (a) the 2019 Annual Meeting, including but not limited to its nominations in connection therewith and all matters related thereto, and (b) the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby, that are, in each of clauses (a) and (b), incurred prior to or on the date of this Agreement.  Within five (5) business days after the date of this Agreement, the Company shall reimburse Investor for the actual expenses incurred prior to and on the date of this Agreement, by wire transfer or transfers in accordance with such wire instructions provided in writing by the Investor; provided, that such reimbursements pursuant to this paragraph 24 shall not exceed six hundred thousand dollars ($600,000) in the aggregate.  Except as otherwise provided in this paragraph 24, all fees, costs and expenses incurred by each of the Parties hereto and their Affiliates shall be borne by such Party.

25.
Interpretation. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

26.
Counterparts. This Agreement may be executed by the Parties in separate counterparts (including by fax, jpeg, .gif, .bmp and .pdf), each of which when so executed shall be an original, but all such counterparts shall together constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties hereto has executed and delivered this Agreement, or caused the Agreement to be duly executed and delivered on its behalf, as of the date first set forth above.

COLONY CAPITAL, INC.

By: __/s/ Ronald M. Sanders________________
Name:     Ronald M. Sanders

Title:	Executive Vice President, Chief Legal Officer

BLACKWELLS CAPITAL LLC

By: __/s/ Jason Aintabi________________
Name: Jason Aintabi
Title: Managing Member

EXHIBIT A

Company Press Release